EXHIBIT 99.1
AMERICAN CLAIMS EVALUATION, INC.
REPORTS THIRD QUARTER RESULTS
JERICHO, NY, February 10, 2010: American Claims Evaluation, Inc. (the “Company”) (NASDAQ:AMCE) announced revenues of $1,734,379 and a net loss of $266,512 ($.06 net loss per share) for the three months ended December 31, 2009. By comparison, the Company reported revenues of $1,439,638 and a net loss of $221,344 ($.05 net loss per share) for the three months ended December 31, 2008.
During the fiscal year ended March 31, 2009, the Company acquired all of the issued and outstanding shares of Interactive Therapy Group Consultants, Inc. and also completed the disposition of its wholly-owned subsidiary, RPM Rehabilitation & Associates, Inc. (“RPM”). Accordingly, all results related to RPM have been reflected as discontinued operations.

	Three Months Ended		Nine Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
	(Unaudited)		(Unaudited)
Revenues	$1,734,379	$1,439,638	$4,959,375	$1,687,328

Operating loss from continuing operations	(267,411)	(247,918)	(666,525)	(637,173)

Loss before discontinued operations	(266,512)	(221,344)	(659,790)	(533,153)

Net loss	$(266,512)	$(221,344)	$(659,790)	$(444,636)

Net earnings (loss) per share:
From continuing operations — basic and diluted	$(0.06)	$(0.05)	$(0.14)	$(0.11)

From discontinued operations — basic and diluted	$0.00	$0.00	$0.00	$0.02

Weighted average shares — basic and diluted	4,754,900	4,761,800	4,754,900	4,761,800
American Claims Evaluation, Inc., through its wholly owned subsidiary, Interactive Therapy Group Consultants, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.
For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.